As filed with the Securities and Exchange Commission on May 3, 2006

Registration No. 333-132135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Northstar Neuroscience, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington	3845	91-1976637
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

(206) 728-1477

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alan J. Levy, Ph.D.

President and Chief Executive Officer

Northstar Neuroscience, Inc.

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

(206) 728-1477

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John M. Steel, Esq. Mark F. Hoffman, Esq. DLA Piper Rudnick Gray Cary US LLP 701 Fifth Avenue, Suite 7000 Seattle, WA 98104-7044 (206) 839-4800	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019-6092 (212) 259-8000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	$96,600,000	$10,336.20

(1)	Estimated in accordance with Rule 457(o) based on a proposed offering of 6.9 million shares (including up to 900,000 shares subject to the underwriters’ over-allotment option) at $14.00 per share, the top of the range set forth on the cover of the preliminary prospectus included in Amendment No. 3 to the Registration Statement dated May 2, 2006.
(2)	A registration fee of $9,095 has been paid previously based on an estimate of the aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the registrant’s Registration Statement on Form S-1 (File No. 333-132135) is being filed solely for the purpose of updating the Calculation of Registration Fee table set forth on the registration statement facing page based on a proposed offering of 6.9 million shares (including up to 900,000 shares subject to the underwriters’ over-allotment option) at $14.00 per share, the top of the range set forth on the cover of the preliminary prospectus included in Amendment No. 3 to the Registration Statement dated May 2, 2006, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee, the NASD filing fee and The Nasdaq National Market initial listing fee. We intend to pay all expenses of registration, issuance and distribution.

SEC registration fee	$10,336
NASD filing fee	9,000
Nasdaq National Market initial listing fee	100,000
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	150,000
Legal fees and expenses	800,000
Accounting fees and expenses	700,000
Transfer agent and registrar fees and expenses	8,000
Miscellaneous	117,664

Total	$1,900,000

Item 14. Indemnification of Officers and Directors

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under various circumstances for liabilities arising under the Securities Act. As permitted by the Washington Business Corporation Act, the registrant’s articles of incorporation that will be effective following the offering provide that the registrant will indemnify any individual made a party to a proceeding because that individual is or was one of the registrant’s directors, officers or certain other employees or agents, and will advance or reimburse the reasonable expenses incurred by that individual with respect to such proceeding, without regard to the limitations of Sections 23B.08.510 through 23B.08.550 and 23B.08.560(2) of the Washington Business Corporation Act, or any other limitation that may be enacted in the future to the extent the limitation may be disregarded if authorized by the registrant’s articles of incorporation, to the fullest extent and under all circumstances permitted by applicable law. The indemnification rights conferred in the registrant’s articles of incorporation are not exclusive.

The registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liability incurred for serving in their capacities as directors and officers.

Prior to the completion of this offering, the registrant intends to enter into shareholder-approved indemnification agreements with each of its directors and officers. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The form of underwriting agreement filed as an exhibit to this registration statement provides for indemnification under certain circumstances by the underwriters of the registrant, its directors, certain of its officers and its controlling persons for certain liabilities arising under the Securities Act or otherwise.

The Fourth Amended and Restated Investors’ Rights Agreement, as amended, between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

See also the undertakings set out in response to Item 17.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Registrant’s Amended and Restated Articles of Incorporation, to be effective upon closing of this offering	3.4
Form of Indemnification Agreement	10.1
Fourth Amended and Restated Investors’ Rights Agreement, dated April 9, 2004	10.2

Item 15. Recent Sales of Unregistered Securities

From January 1, 2003 through March 31, 2006, the registrant has sold the following securities that were not registered under the Securities Act:

•	The registrant sold an aggregate of 529,518 shares of its common stock to certain employees, directors and consultants for cash consideration in the aggregate amount of $414,288.16 upon the exercise of stock options granted under its Amended and Restated 1999 Stock Option Plan, 6,778 shares of which have been repurchased.

•	The registrant granted stock options to certain employees, directors and consultants under its Amended and Restated 1999 Stock Option Plan covering an aggregate of 1,378,754 shares of common stock, at exercise prices ranging from $0.42 to $9.69 per share. Of these, options covering an aggregate of 146,973 were canceled without being exercised.

•	In April 2004, the registrant sold an aggregate of 4,821,803 shares of Series E redeemable convertible preferred stock to Boston Scientific Corporation, an accredited investor at the time of the issuance, at $4.77 per share for an aggregate purchase price of $23.0 million.

•	In October 2004, the registrant issued a warrant to purchase 16,666 shares of common stock at an exercise price of $1.20 per share in connection with the execution of a licensing agreement for intellectual property.

•	In December 2005, the registrant entered into a loan and security agreement with Horizon Technology Funding Company LLC and Oxford Finance Corporation, pursuant to which the registrant may borrow up to $10.0 million from the lenders in consideration for certain promissory notes. In connection with the loan financing, the registrant issued two warrants to purchase up to an aggregate of 209,645 shares of Series E redeemable convertible preferred stock, assuming full draw down of the credit facility, with an exercise price of $4.77 per share, subject to certain adjustments, to Horizon Technology Funding Company LLC and Oxford Finance Corporation, each of which was an accredited investor at the time of the issuance.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

No underwriters were involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description of Document
1.1+	Form of Underwriting Agreement

3.1+	Amended and Restated Articles of Incorporation of the registrant

3.2+	Amendment to Articles of Incorporation of the registrant, dated December 29, 2005

3.3+	Amendment to Articles of Incorporation of the registrant, dated April 13, 2006

3.4+	Form of Amended and Restated Articles of Incorporation of the registrant, to be effective following this offering

3.5+	Bylaws of the registrant, as amended

3.6+	Form of Amended and Restated Bylaws of the registrant, to be effective following this offering

4.1+	Specimen certificate evidencing shares of common stock

5.1+	Opinion of DLA Piper Rudnick Gray Cary US LLP

10.1+	Form of Indemnification Agreement entered into between the registrant and each of its directors and officers

10.2+	Fourth Amended and Restated Investors’ Rights Agreement, dated April 9, 2004, by and among the registrant and the shareholders listed on Exhibit A thereto

10.3+	First Amendment to Fourth Amended and Restated Investors’ Rights Agreement, dated December 30, 2005, between the registrant and the shareholders named therein

10.4+	Venture Loan and Security Agreement, dated December 30, 2005, by and among the registrant, Horizon Technology Funding Company II LLC and Oxford Finance Corporation

10.5+	Amended and Restated 1999 Stock Option Plan and related agreements

10.6+	2006 Performance Incentive Plan and related agreements

10.7+	Lease Agreement, dated July 5, 2000, between the registrant and Selig Real Estate Holdings Eight

10.8+	First Amendment to Lease dated July 5, 2000, dated as of July 2, 2002, between the registrant and Selig Real Estate Holdings Eight

10.9+	Manufacturing Agreement, dated April 9, 2004, between the registrant and Texcel LLC

10.10+	Manufacturing Agreement, dated April 9, 2004, between the registrant and SMTEK International, Inc., as amended (SMTEK International, Inc. has been acquired by CTS Electronics Manufacturing Solutions, Inc.)

10.11+	Manufacturing Agreement, dated August 30, 2004, between the registrant and Avail Medical Products, Inc.

10.12+	Manufacturing Agreement, dated April 8, 2004, between the registrant and Oscor, Inc.

10.13+	Form of Employment Agreement between the registrant and Alan J. Levy, Ph.D.

10.14+	Form of Employment Agreement between the registrant and John S. Bowers Jr.

10.15+	Form of Employment Agreement between the registrant and Raymond N. Calvert

10.16+	Form of Employment Agreement between the registrant and Lori J. Glastetter

Exhibit Number	Description of Document

10.17+	Form of Employment Agreement between the registrant and Nawzer Mehta, Ph.D.

10.18+	Form of Employment Agreement between the registrant and Bradford E. Gliner

10.19+	Director Resignation Agreement, dated March 7, 2006, between the registrant and Seth A. Rudnick

10.20+	Executive Management Bonus Program

23.1+	Consent of Independent Registered Public Accounting Firm

23.2+	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)

23.3+	Consent of Albert J. Graf

23.4+	Consent of Robert E. McNamara

24.1+	Power of Attorney

+	Previously filed.

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective,

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

(3) for purposes of determining any liability under the Securities Act, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use, and

(4) for purposes of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, in the County of King, State of Washington, on the 3rd day of May, 2006.

NORTHSTAR NEUROSCIENCE, INC.

By:	/s/ Raymond N. Calvert
Raymond N. Calvert Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan J. Levy, Ph.D.* Alan J. Levy, Ph. D.	President, Chief Executive Officer and Director (principal executive officer)	May 3, 2006

/s/ Raymond N. Calvert Raymond N. Calvert	Chief Financial Officer (principal financial and accounting officer)	May 3, 2006

/s/ Susan K. Barnes* Susan K. Barnes	Director	May 3, 2006

/s/ Wende S. Hutton* Wende S. Hutton	Director	May 3, 2006

/s/ Seth A. Rudnick, M.D.* Seth A. Rudnick, M.D.	Director	May 3, 2006

/s/ Dale A. Spencer* Dale A. Spencer	Director	May 3, 2006

/s/ Jesse I. Treu, Ph.D.* Jesse I. Treu, Ph.D.	Director	May 3, 2006

/s/ Carol D. Winslow* Carol D. Winslow	Director	May 3, 2006

*By:	/s/ Raymond N. Calvert
Raymond N. Calvert Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1+	Form of Underwriting Agreement

3.1+	Amended and Restated Articles of Incorporation of the registrant

3.2+	Amendment to Articles of Incorporation of the registrant, dated December 29, 2005

3.3+	Amendment to Articles of Incorporation of the registrant, dated April 13, 2006

3.4+	Form of Amended and Restated Articles of Incorporation of the registrant, to be effective following this offering

3.5+	Bylaws of the registrant, as amended

3.6+	Form of Amended and Restated Bylaws of the registrant, to be effective following this offering

4.1+	Specimen certificate evidencing shares of common stock

5.1+	Opinion of DLA Piper Rudnick Gray Cary US LLP

10.1+	Form of Indemnification Agreement entered into between the registrant and each of its directors and officers

10.2+	Fourth Amended and Restated Investors’ Rights Agreement, dated April 9, 2004, by and among the registrant and the shareholders listed on Exhibit A thereto

10.3+	First Amendment to Fourth Amended and Restated Investors’ Rights Agreement, dated December 30, 2005, between the registrant and the shareholders named therein

10.4+	Venture Loan and Security Agreement, dated December 30, 2005, by and among the registrant, Horizon Technology Funding Company II LLC and Oxford Finance Corporation

10.5+	Amended and Restated 1999 Stock Option Plan and related agreements

10.6+	2006 Performance Incentive Plan and related agreements

10.7+	Lease Agreement, dated July 5, 2000, between the registrant and Selig Real Estate Holdings Eight

10.8+	First Amendment to Lease dated July 5, 2000, dated as of July 2, 2002, between the registrant and Selig Real Estate Holdings Eight

10.9+	Manufacturing Agreement, dated April 9, 2004, between the registrant and Texcel LLC

10.10+	Manufacturing Agreement, dated April 9, 2004, between the registrant and SMTEK International, Inc., as amended (SMTEK International, Inc. has been acquired by CTS Electronics Manufacturing Solutions, Inc.)

10.11+	Manufacturing Agreement, dated August 30, 2004, between the registrant and Avail Medical Products, Inc.

10.12+	Manufacturing Agreement, dated April 8, 2004, between the registrant and Oscor, Inc.

10.13+	Form of Employment Agreement between the registrant and Alan J. Levy, Ph.D.

10.14+	Form of Employment Agreement between the registrant and John S. Bowers Jr.

10.15+	Form of Employment Agreement between the registrant and Raymond N. Calvert

10.16+	Form of Employment Agreement between the registrant and Lori J. Glastetter

10.17+	Form of Employment Agreement between the registrant and Nawzer Mehta, Ph.D.

10.18+	Form of Employment Agreement between the registrant and Bradford E. Gliner

10.19+	Director Resignation Agreement, dated March 7, 2006, between the registrant and Seth A. Rudnick

10.20+	Executive Management Bonus Program

Exhibit Number	Description of Document
23.1+	Consent of Independent Registered Public Accounting Firm

23.2+	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)

23.3+	Consent of Albert J. Graf

23.4+	Consent of Robert E. McNamara

24.1+	Power of Attorney

+	Previously filed.